Exhibit 10.8.5
Coca-Cola Enterprises, Inc.
Form of Stock Option Agreement For
Senior Officers in the United Kingdom

Name of Optionee:

Number of Options, each one for one share of common stock of Coca-Cola Enterprises, Inc.:

Grant Date:

Option Expiration Date, ten years from the Grant Date:

Option Exercise Price:

Service Dates:

The terms and conditions applicable to the grant of stock options (“Options”) made on [Grant Date] by
Coca-Cola Enterprises, Inc. (the “Company”) are described below.

This grant was made under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (As Amended Effective February 7, 2012) (the “Plan”), the terms of which are incorporated into this Agreement. All capitalized terms in the Agreement shall have the meaning assigned to them in this Agreement or in the Plan.

1.
Grant of Options. An Option is the right to purchase a share of the Company’s stock (“Stock”) at a specified price. The exercise price of the Options granted to you on [Grant Date] [Option Exercise Price], the closing trading price of the Stock on that date.

2.	Vesting of Options. These Options vest (become exercisable) at the earliest of:

a.	As long as you are continuously employed by the Company or a Subsidiary, on the applicable Service Dates.

b.	One-hundred percent (100%) in the event of your termination of employment with the Company or a Subsidiary by reason of your death, Disability, or Retirement, to the extent permitted under local law.

c.
According to the schedule in subparagraph (a), above, but determined as if you had remained employed for an additional 24 months after your termination date, in the event of your Severance Termination.

d.	One-hundred percent (100%) in the event of your Severance Termination within 24 months of a Change in Control of the Company.

3.	Duration of Options. Unless an earlier expiration date applies as a result of your termination of employment, the Options granted to you on [Grant Date] expire on [Option Expiration Date].

4.
Exercise of Options After Termination. Except as provided in Section 2, your unvested Options will be forfeited if your employment terminates before [applicable Service Dates]. Any Options that become vested due to your termination for a reason described in Section 2, or that are vested at the time of your termination of employment, may be exercised only up to the earliest of [Option Expiration Date], or

a.	48 months after your Retirement.

b.	36 months after your termination of employment because of death or Disability.

c.	24 months after your Severance Termination.

d.	The remaining term of the Option after your Severance Termination within 24 months of a Change in Control of the Company.

e.	6 months after your termination of employment for any other reason.

5.    Definitions. For purposes of this grant, the following definitions apply:

a.
“Disability” means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantially gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

b.
“Retirement” means your termination of employment at or after you are age 55 and have provided a minimum of five years of service, provided you are not terminated for Cause (as defined in subsection 5(c) of this Agreement).

c.
“Severance Termination” means your involuntary termination without Cause or, within two years following a Change in Control of the Company, your voluntary termination for Good Reason, provided you execute a release of all potential claims against the Company (including its Subsidiaries). “Cause” shall be as defined in your employment agreement and means (i) action on your part which materially damages or risks materially damaging your or the Company’s reputation; or (ii) your commission of serious misconduct or any serious breach or repeated or continued breach (after your receipt of a warning in writing and your refusal or failure to remedy such breach within a reasonable time) of your obligations under your employment agreement; and “Good Reason” means your (i) demotion or diminution of duties, responsibilities and status, (ii) a material reduction in base salary and annual incentive opportunities, or (iii) assignment to a position requiring relocation of more than 50 miles from your primary workplace.

6.	Exercise of Options. You may exercise your vested Options by following the procedures established from time to time by the Company.

7.	Nontransferability of Options. Notwithstanding the terms of the Plan to the contrary, Options granted herein may not be transferred except to your heirs upon your death.
8. Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:

a.
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b.
the grant of Options is voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted in the past;

c.
all decisions with respect to this Option and future stock option grants, if any, will be at the sole discretion of the Company and the Options are not an employment condition for any purpose including, but not limited to, for purposes of any legislation adopted to implement EU Directive 2000/78/EC of November 27, 2000;

d.	your participation in the Plan is voluntary;

e.
the grant of Options and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, your employer or any Subsidiary, and shall not interfere with the ability of the Company, your employer or any Subsidiary, as applicable, to terminate your employment or service relationship (if any);

f.	the Options and the shares of Stock subject to the Options are not intended to replace any pension rights or compensation;

g.
the Options and the shares of Stock subject to the Options and the income and the value of the same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

h.	the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

i.	if the underlying shares of Stock do not increase in value, the Options will have no value;

j.	if you exercise your Options and obtain shares of Stock, the value of those shares of Stock acquired upon exercise may increase or decrease in value, even below the exercise price;

k.
no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Options to which you are otherwise not entitled, you irrevocably agree never to institute any such claim against the Company, any of its Subsidiaries or your employer, waive your ability, if any, to bring any such claim, and release the Company, its Subsidiaries and your employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

l.
for purposes of the Options, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (i) your right to vest in the Options under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and (ii) the period (if any) during which you may exercise the Options after such termination of your employment or service relationship will commence on the date you cease to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where you are employed or terms of your employment agreement, if any; the Board/Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Options (including whether you may still be considered to be providing services while on a leave of absence);

m.
the Options and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or by the Company in its discretion, to have the Options or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Stock; and

n.
Neither the Company, your employer, nor any Subsidiary shall be liable for any foreign exchange fluctuation between your employer’s local currency and the United States dollar that may affect the value of your Options or of the proceeds due to you pursuant to the exercise of the Options or the sale of shares of Stock issued upon exercise.

9.
Responsibility for Taxes. You acknowledge that, regardless of any action taken by the Company or, if different, your employer, the ultimate liability for all income tax, Primary or Secondary Class 1 National Insurance Contributions or other social insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to your participation in the Plan and legally applicable to you or deemed by the Company or your employer in their discretion to be an appropriate charge to you even if legally applicable to the Company or your employer (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or your employer. You further acknowledge that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, the subsequent sale of shares of Stock acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or your employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or your employer to withhold all applicable Tax-Related Items from your wages or other cash compensation paid to you by the Company and/or your employer. Alternatively, or in addition, the Company or your employer may (i) withhold from proceeds of the sale of shares of Stock acquired upon exercise of the Options either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent), and/or (ii) withhold in shares of Stock to be issued upon exercise of the Options, provided, however, that withholding in shares of Stock shall be subject to approval by the Committee to the extent deemed necessary or advisable by counsel to the Company at the time of any relevant tax withholding event. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the Tax-Related Items obligation is satisfied by reducing the number of shares of Stock issued upon exercise of the Options, you are deemed to have been issued the full number of shares of Stock subject to the Options, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items. Finally, you agree to pay to the Company or your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold or account for as a result of your participation in the Plan or your purchase of shares of Stock that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares of Stock or the proceeds of the sale of shares of Stock to you if you fail to comply with your obligations in connection with the Tax-Related Items.

10.
United Kingdom Tax Acknowledgment. To the extent that you are subject to taxation in the U.K. with respect to the Options, you acknowledge that if you do not pay or your employer or the Company does not withhold from you the full amount of income tax that you owe due to the exercise of the Options, or the release or assignment of the Options for consideration, or the receipt of any other benefit in connection with the Options (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You will be responsible for reporting any income tax on this additional benefit directly to HM Revenue and Customs under the self-assessment regime and for reimbursing the Company and/or your employer (as appropriate) for the value of any National Insurance Contributions due on this additional benefit.

11.
Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data, as described in this Agreement and any other Option materials (“Data”), by and among, as applicable, your employer, the Company, its Subsidiaries and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, residency status, any shares of Stock or directorships held in the Company, details of all Options or any other entitlement to shares of Stock granted, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan. You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, (including outside the European Economic Area), and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Stock acquired upon exercise of the Option may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other equity awards or administer or maintain such Options. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
.

12.
Governing Law. The Option grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Georgia, U.S.A., (excluding Georgia’s conflict of laws provision). For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Georgia, and agree that such litigation shall be conducted in the courts of Cobb County, Georgia, or the federal courts for the United States for the Northern District of Georgia, and no other courts, where this grant is made and/or to be performed.

13.
Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Stock, the Company shall not be required to deliver any Stock issuable upon exercise of the Options prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.

14.
Deemed Acceptance of Grant.     You will be deemed to have accepted this grant and its terms and conditions as provided under the Plan and this document unless you notify the Company otherwise in writing.  This deemed acceptance is applicable even if you do not acknowledge acceptance through the electronic process the Company may make available at the time of grant.

15.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16.
Repayment/Forfeiture. In the event a two-thirds majority of the independent members of the Board, after permitting you to respond on your own behalf, determines that you engaged in fraud or ethical misconduct that resulted in or directly contributed to the restatement of the Company’s financials, the Board may require you to repay some or all of the gains from the exercise of the options under this grant if such exercise occurs in or after the year or years affected by the restatement. Additionally, any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you.

17.
Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

18.
Waiver. The waiver by the Company with respect to your (or any other Participant’s) compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you of any provision of this Agreement.

19.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Options and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

21.	Headings. The headings in this Agreement have been inserted for convenience of reference only, and are to be ignored in any construction of the provisions of this Agreement.

22.
Plan Administration.    The Plan is administered by a Committee of the Company’s Board, whose function is to ensure the Plan is managed according to its respective terms and conditions, as well as the terms of this grant. To the extent any provision of this grant is inconsistent with or in conflict with the any provision of the Plan, the Plan shall govern. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

EXECUTIVE COMPENSATION OFFICE
COCA-COLA ENTERPRISES, INC.
2500 WINDY RIDGE PARKWAY
ATLANTA, GA 30339
USA
(001) 678- 260-3000